News Release
December 8, 2010	Exhibit 99.1

Park National Corporation announces $5.0 million capital raise

NEWARK, Ohio – Park National Corporation (Park) (NYSE Amex: PRK) has entered into agreements with institutional investors for a direct sale of an aggregate of 71,984 common shares and additionally, the issuance of warrants to purchase shares of Park common stock in the future. Gross proceeds from the sale of the common shares and warrants total $5.0 million or $69.46 per share. Park’s closing stock price was $69.46 per share on December 2, 2010 and $69.91 on December 7, 2010. The closing of the offering is expected to take place on December 10, 2010.

As part of the agreements announced today, the Park warrants are exercisable to purchase in aggregate, 71,984 common shares with an exercise price of $76.41 per share, or 110 percent of the price per share at which the initial $5.0 million of common stock and warrants was sold. The Series A warrants to purchase 35,992 common shares expire six months after the closing date and the Series B warrants to purchase 35,992 common shares expire 12 months after the closing date. The common shares, the warrants and the common shares underlying the warrants are to be issued under Park’s shelf registration statement.

“We are pleased again to raise additional capital without selling our stock at a discount to the market price on December 2, 2010.  Our strong financial performance is attractive to investors. As a result, the investors purchased the stock, along with warrants, at an exercise price of $76.41 per share, a 10 percent premium,” said Park Chairman C. Daniel DeLawder. Capital-raising activities since April of 2009 have increased Park’s common shares outstanding by 1,413,256 shares, generating a net total of $87 million in additional capital.

Park intends to use the proceeds from this direct sale for general corporate purposes and to take advantage of strategic opportunities that may arise. General corporate purposes may include acquisition opportunities, capital expenditures, investments in or loans to subsidiaries, payment or refinancing of debt, and partial or complete repayment of Park’s financial commitments in the U.S. government’s TARP Capital Purchase Program.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the direct sale transaction.

Total assets for Park were $7.1 billion as of September 30, 2010. Headquartered in Newark, Ohio, Park consists of 13 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-159454), which was declared effective by the United States Securities and Exchange Commission ("SEC") on May 22, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or from Rodman & Renshaw, LLC by request at info@rodm.com or (212) 356-0549.

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Media Contacts:	Bethany Lewis, Communications Specialist, 740.349.0421 or blewis@parknationalbank.com
John Kozak, CFO, 740.349.3792 or jkozak@parknationalbank.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com